PGIM Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

March 1, 2019

The Board of Trustees
Prudential Investment Portfolios 3
655 Broad Street—17th Floor
Newark, New Jersey 07102

Re:  PGIM QMA Global Tactical Allocation Fund

To the Board of Trustees:

PGIM Investments LLC (PGIM Investments) has contractually agreed, through June 30, 2020, to limit Total Annual Fund Operating Expenses after fee waivers and/or expense reimbursements to 1.45% of average daily net assets for Class A shares, 2.20% of average daily net assets for Class C shares, 1.20% of average daily net assets for Class Z shares, and 1.20% of average daily net assets for Class R6 shares. This contractual waiver excludes interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales. Where applicable, PGIM Investments agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives similar expenses on any other share class.  In addition, Total Annual Fund Operating Expenses for Class R6 shares will not exceed Total Annual Fund Operating Expenses for Class Z shares.  Fees and/or expenses waived and/or reimbursed by PGIM Investments may be recouped by PGIM Investments within the same fiscal year during which such waiver and/or reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year.  This waiver may not be terminated prior to June 30, 2020 without prior approval of the Fund’s Board of Trustees. Separately, PGIM Investments has contractually agreed to waive any management fees it receives from the Fund in an amount equal to the management fees paid by the Cayman Subsidiary. This waiver may not be terminated without prior approval of the Fund’s Board of Trustees as long as the Fund remains invested in the Cayman Subsidiary or intends to invest in the Cayman Subsidiary.

Very truly yours,

PGIM INVESTMENTS LLC
By:/s/ Scott E. Benjamin
Name:Scott E. Benjamin
Title:Executive Vice President